As filed with the Securities and Exchange Commission on September 2, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

NEOS ETF Trust

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NEOS Shareholder Vote Overview

Troy Cates (00:01.00) Hey, everyone. Troy Cates here, and I'm with Garrett Paolella. We're the co-founders of NEOS Investments. As you may have heard, NEOS has entered into an agreement to join Goldman Sachs Asset Management. As part of that process, NEOS ETF shareholders are being asked to vote on the transaction. We know this process may not be familiar to everyone, so we wanted to provide some information on why every single investor's participation is important.

Garrett Paolella (00:24.00) Yeah. Since founding NEOS, we've always had an investor-first mindset. Our focus has been on creating innovative investment solutions that are designed to help investors meet their goals and their objectives, and we're excited to continue doing that. And by joining Goldman, it's gonna allow us to have access to greater resources, more opportunities to invest in the business, and continue offering new innovative ETFs and investment solutions.

Troy Cates (00:50.00) As part of the voting process, we'll be working with Alliance Advisors to assist our shareholders. You may hear directly from their team, and any outreach you receive from them is on behalf of NEOS, so we wanted to give everyone a heads-up about that.

Garrett Paolella (01:04.00) If you own shares of a NEOS ETF, no matter the size of your investment, your vote matters. The NEOS ETF board, which has overseen the fund since inception, recommends that the shareholders vote to approve the transaction. We need each and every single shareholder to vote, helping ensure the NEOS ETFs continue to be managed by the same team.

Troy Cates (01:24.00) So please, if you own any NEOS ETFs, please take a moment to review the proxy materials and cast your vote today.

Garrett Paolella (01:32.00) The process is quick and simple. It can be completed by either calling the number at the end of this video or, as Troy had mentioned, if you hear from Alliance Advisors directly, that could be via a text message, a phone call, regular mail. We really wanna ensure all investors cast their votes 'cause each one is equally as important.

Troy Cates (01:52.00) We're incredibly excited about what comes next for NEOS. Thank you for your continued support and for taking the time to vote. Thanks, everyone.